Midland Loan Services, Inc.

Subservicer Group

10851 Mastin Blvd. Suite 300

Overland Park, KS 66210

ANNUAL STATEMENT AS TO COMPLIANCE

In accordance with the requirements of that certain Sub-Servicing Agreement dated as of September 1, 2012 between Grandbridge Real Estate Capital LLC, as Sub-Servicer on behalf of Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for UBS-Barclays Commercial Mortgage Trust 2012-C3, Commercial Mortgage PassThrough Certificates, Series 2012-C3:

As an authorized officer of Grandbridge Real Estate Capital LLC, I certify that (i) a review of the Sub-Servicing activities for the annual period ending December 31, 2012 and our performance under said agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, Grandbridge Real Estate Capital LLC, has fulfilled its obligations under this Agreement in all material respects throughout such year.

By:	/s/ Joseph Lovell	Date: February 27, 2013
Joseph Lovell, Senior Vice President

#642 Midland UBSB-2012-C3